Exhibit 5.5

[Vives y Asociados Letterhead]

July 20, 2012

Navios Maritime Holdings Inc.

85 Akti Miaouli Street

Piraeus, Greece 185 38

Re:	Navios Maritime Holdings Inc.

Dear Sirs:

We are licensed to practice law in the Republic of Panama.

We have acted as counsel to Navios Maritime Holdings Inc., a Marshall Islands corporation (the “Company”) and White Narcissus Marine S.A., a Panamanian company (the “Covered Guarantor”), on matters of Panamanian law in connection with the offer by the Company and Navios Maritime Finance (US) Inc., a Delaware corporation (“NMFI” and together with the Company, the “Co-Issuers”), to exchange up to $88,000,000 in aggregate principal amount of the Co-Issuers new 8 7/8% First Priority Ship Mortgage Notes due 2017 (the “Exchange Notes”), which are being registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of its 8 7/8% First Priority Ship Mortgage Notes due 2017 (The Outstanding Notes) in each case pursuant to the Registration Statement on Form F-4 filed with the Securities and Exchange Commission (the “Registration Statement”). The Outstanding Notes and the Exchange Notes are collectively referred to herein as the “Notes.”

In connection herewith we have examined originals or copies of:

1.

The Indenture dated November 2, 2009 by and among the Co-Issuers, the guarantors party thereto and Wells Fargo Bank, N.A., as trustee and collateral trustee with respect to the 8 7/8% First Priority Ship Mortgage Notes due 2017, as supplemented from time to time (the “Indenture”);

2.	The Notes; and

3.	The Notations of Guarantee (as defined in the Indenture).

The documents referred to in Items 1, 2 and 3 are collectively referred to as the “Documents.”

Based upon the foregoing and having regard to legal considerations we deem relevant, we are of the opinion that, in so far as the laws of the Republic of Panama are concerned, that:

1.	The Covered Guarantor has been duly incorporated and is validly existing as a corporation in good standing under the laws of Panama.

2.	The Covered Guarantor has full power, authority and legal right to execute, deliver and perform its obligations under the Documents.

3.	The Covered Guarantor has duly authorized, executed and delivered the Documents.

4.	No consent, approval, license or exemption by, order or authorization of, or filing, recording or registration with, any governmental authority is required to be obtained or made by the Covered Guarantor under the laws of the Republic of Panama, in connection with its execution and delivery of the Documents or the performance by it of its obligations there under other than those that have been obtained or made.

5.	The execution, delivery and performance of the Documents to which the Covered Guarantor is a party does not and will not result in any violation of the charter or bylaws of the Covered Guarantor or any applicable Panamanian law, statute, rule, regulation, judgement, order, writ or decree known to us, of any Panamanian government, government instrumentality or court.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus that is included in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act. Furthermore, Fried, Frank, Harris, Shriver & Jacobson LLP may rely on this opinion, as if it was addressed to them, in rendering their opinion that is filed as Exhibit 5.1 to the Registration Statement.

Yours faithfully,

/s/ Marco Antonio Saavedra C.

Marco Antonio Saavedra C.